Exhibit (e)(1)(ii)

EXHIBIT A

THIS REVISED EXHIBIT A, dated as of June 10, 2011, is Exhibit A to that certain Underwriting Agreement dated as of July 1, 2010 between BNY MELLON DISTRIBUTORS INC. and HIGHLAND FUNDS I. This Exhibit A is revised for the addition of Highland Floating Rate Opportunities Fund shall supersede all previous forms of this Exhibit A.

PORTFOLIOS

HIGHLAND LONG/SHORT EQUITY FUND

HIGHLAND HEALTHCARE FUND

HIGHLAND FLOATING RATE OPPORTUNITIES FUND

BNY MELLON DISTRIBUTORS INC.

By:	/s/ Bruno DiStefano
Name:	Bruno DiStefano
Title:	VP

Agreed:

HIGHLAND FUNDS I

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Treasurer